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Exhibit 21.1

Subsidiaries of the Registrant

Names	State of Incorporation	Name under which subsidiary does business
Lerner New York Holding, Inc.	Delaware
Lernco, Inc.	Delaware
Lerner New York, Inc.	Delaware
Lerner New York FTF, LLC	Delaware	Fashion to Figure
Lerner New York Outlet, LLC	Massachusetts	New York & Company Outlet
Lerner New York GC, LLC	Ohio
New York & Company, Inc.	Delaware	New York & Company
New York & Company Stores, Inc.	New York
FTF GC, LLC	Ohio
FTF IP Company, Inc.	Delaware
Fashion to Figure, LLC	Delaware

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  Exhibit 21.1
Subsidiaries of the Registrant